Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267443

PROSPECTUS

22,202,503 Shares of Common Stock

This prospectus covers the offer and resale from time to time of up to 22,202,503 shares (the “Shares”) of common stock, par value $0.0001 per share, of Ra Medical Systems, Inc., a Delaware corporation (the “Company”), by the selling stockholders identified in this prospectus, including their transferees, pledgees or donees or their respective successors. The Shares offered by the selling stockholders consist of 22,202,503 shares of common stock underlying the Company’s Series C Common Stock Purchase Warrants (the “Series C Warrants”) that were issued to the selling stockholders (the “selling stockholders”) on July 22, 2022, as part of the Company’s warrant repricing (the “Warrant Repricing”).  In connection with the Warrant Repricing, the Company entered into a warrant inducement offer letter (the “Inducement Letters”) with each of the selling stockholders.  The Series C Warrants have an exercise price of $0.28 per share, subject to adjustment.

Pursuant to the Inducement Letters, the Company has agreed to file a registration statement with the Securities and Exchange Commission that registers the resale of the shares on behalf of the Seller and certain of its stockholders within 45 calendar days following the closing of the Warrant Repricing.

The selling stockholders identified in this prospectus may offer the shares of common stock pursuant to this prospectus from time to time through public or private transactions at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” on page 15. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 12.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale by the selling stockholders of such shares. We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. The selling stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.

You should carefully read this prospectus and any amendments or supplements accompanying this prospectus, together with any documents incorporated by reference herein or therein, before you make your investment decision.

The selling stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the selling stockholders may sell their common shares hereunder following the effective date of the registration statement of which this prospectus forms a part.

Our common stock is listed on the NYSE American under the symbol “RMED.” On September 21, 2022, the last reported sale price of our common stock was $0.13 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 9 of this prospectus and in the documents incorporated by reference in this prospectus, as updated by any applicable prospectus supplement, and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 22 , 2022.

ABOUT THIS PROSPECTUS

We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered.

You should rely only on the information contained or incorporated by reference in this prospectus. We and the selling stockholders have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to offer and sell shares of our common stock. If it is against the law in any jurisdiction to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that jurisdiction, and no offer or solicitation is made by this prospectus to any such person. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since such date. Information contained on our website is not a part of this prospectus.

A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”

This prospectus contains references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus and any applicable prospectus supplement, including the information contained under the heading “Risk Factors,” and all other information included or incorporated by reference into this prospectus and any applicable prospectus supplement in their entirety before you invest in our securities.

Unless otherwise stated, all references in this prospectus to “we,” “us,” “our,” the “Company” and similar designations refer to Ra Medical Systems, Inc.

Company Overview

Ra Medical Systems, Inc. (the “Company”) is a medical device company that owns intellectual property related to an advanced excimer laser-based platform for use in the treatment of vascular immune-mediated inflammatory diseases. Its excimer laser and single-use catheter system, together referred to as the DABRA Excimer Laser System, or DABRA, is used as a tool in the treatment of peripheral artery disease. The Company was formed on September 4, 2002 in the state of California and reincorporated in Delaware on July 14, 2018.

DABRA is used as a tool in the treatment of peripheral artery disease, or PAD, which commonly occurs in the legs. DABRA is cleared by the U.S. Food and Drug Administration, or FDA, as a device for crossing chronic total occlusions in patients with symptomatic infrainguinal lower extremity vascular disease and with an intended use for ablating a channel in occlusive peripheral vascular disease. DABRA was also granted CE mark approval in Europe in September 2016 for the endovascular treatment of infrainguinal arteries via atherectomy and for crossing total occlusions.

Our business strategy has been focused on improving our catheter offering and exploring new markets, as well as conducting a clinical study to obtain an atherectomy “indication for use” in the United States.

Strategic Review

We previously disclosed that our board of directors was reviewing strategic alternatives with the goal of maximizing shareholder value. This review was triggered by the deteriorating macroeconomic environment and concerns regarding our ability to continue funding our clinical and engineering programs at levels consistent with the past few years. In conjunction with this review, on June 3, 2022, the board of directors approved a reduction in force, or RIF, under which approximately 65% of our full-time employees were terminated, effective June 6, 2022, and provided one-time severance payments of $0.6 million. Non-terminated employees were offered conditional retention arrangements for a period of approximately 60-120 days to allow for evaluation and monitoring of our near-term personnel needs based in part on our financial status and the board of directors’ review of strategic alternatives. The purpose of the RIF was to preserve capital with the goal of maximizing the opportunities available to us during the board of directors’ review of strategic alternatives.  Since June 3, 2022, additional employees have been terminated.  As of September 13, 2022, nine full-time employees remained at the Company.

As a result of the RIF and the board of directors’ review of strategic alternatives, we have paused all engineering activities, including the development of a version of the DABRA catheter that is compatible with a standard interventional guidewire as well as research to prove the feasibility of using a DABRA-derived catheter technology to fracture calcium in arteries in a procedure known as lithotripsy. On July 5, 2022, we announced the receipt of FDA 510(k) clearance for the DABRA 2.0 catheter as part of the DABRA Excimer Laser System. This catheter includes a braided over jacket to make the catheter more robust and more kink-resistant when navigating tortuous anatomy. This catheter also has a six-month shelf life as a result of multiple design and manufacturing remediations implemented to address prior limitations. We currently have no plans to commercialize the DABRA 2.0 catheter.

As stated, we are currently pursuing an atherectomy indication for use, which the FDA defines to include a prespecified improvement in luminal patency. We received an Investigational Device Exemption, or IDE, approval in January 2020, and the study was approved for up to 10 clinical sites and 100 subjects. In January 2022, primarily due to subject fallout for follow-up visits due to COVID-19, we filed a protocol amendment with the FDA to add up to an additional 25 subjects to the study. The protocol amendment was approved by the FDA in February 2022, raising the enrollment limit from a maximum of 100 subjects to 125 subjects.

We enrolled the first subject in the atherectomy clinical study in February 2020. Throughout much of 2021 and 2020, the COVID-19 pandemic substantially impacted our ability to activate new sites and enroll additional subjects. Many sites or potential sites have been or are currently operating at a reduced capacity, and some have been closed from time to time.

On June 6, 2022, we made the decision to stop enrollment at 108 subjects in the atherectomy clinical study, and we believe we have enough subjects to eventually satisfy the FDA’s data requirements to support an atherectomy indication. Although the COVID-19 pandemic has had and will continue to have an unpredictable impact on subject follow-up in this study, we currently aim to complete the six-month follow-up in early 2023.

As a result of discontinuing enrollment in the clinical study, the previously discussed employee terminations and the board of directors’ ongoing review of strategic alternatives, we have ceased manufacturing activities and are no longer supplying catheters to any sites.

Merger with Catheter Precision, Inc. (“Catheter”)

On September 9, 2022, we and Catheter, a privately-held Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Catheter, Rapid Merger Sub 1, Inc., a newly-created wholly-owned subsidiary of the Company (“First Merger Sub”), and Rapid Merger Sub 2, LLC, a newly-created wholly owned subsidiary of the Company (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, the First Merger Sub will merge with and into Catheter, with Catheter being the surviving corporation (the “First Merger Surviving Company”) and a wholly-owned subsidiary of the Company (the “First Effective Time”), and then, immediately following the First Effective Time, and as part of the same overall transaction, the First Merger Surviving Company will merge with and into the Second Merger Sub (the “Second Effective Time”), with the Second Merger Sub being the surviving limited liability company (the “Second Merger Surviving Company”) (such transactions collectively, the “Merger”, with the Company following the Merger being referred to herein as the “Post-Merger Combined Company”). The Boards of Directors of the Company and Catheter have both approved the Merger.

Catheter has three product areas that it intends to pursue. Its lead product, named VIVO™ (an acronym for View Into Ventricular Onset) is an FDA-cleared and CE Mark product that utilizes non-invasive inputs to locate the origin of ventricular arrhythmias, and, through its use, the physician can identify patients for invasive catheter ablation, and with those patients, reduce the amount of time in the invasive procedure. Ventricular arrhythmias include ventricular tachyarrhythmias and premature ventricular arrhythmias, diseases which affect millions of patients that are not well treated today. While much past growth in the electrophysiology market has been for atrial fibrillation, Catheter believes that ventricular arrhythmias represent a large growth area moving forward. It also intends to pursue a second generation of Amigo®, a robotic arm previously cleared by both FDA and CE, which serves as a catheter control device that can be remotely controlled outside of the procedure room.  Catheter has demonstrated that patient outcomes could potentially be enhanced by utilization of this device.  Catheter is working toward a third product release in the first half of 2023, which is a vessel closure device that would assist in the closure of the insertion site of the percutaneous catheter or other device used within the body. It is estimated that the worldwide market for this closure assist device is over one million procedures per year.

Immediately upon the First Effective Time, each share of Catheter Common Stock issued and outstanding immediately prior to the First Effective Time (subject to certain exclusions set forth in the Merger Agreement) will be converted into and represent the right to receive, a number of shares of the Company’s Common Stock, par value $0.0001 per share (the “Company Common Stock”), equal to the Exchange Ratio (as defined in the Merger Agreement), following the conversion of certain Catheter indebtedness (consisting of certain convertible promissory notes (the “Catheter Notes”) representing an aggregate principal amount of $25,465,000) pursuant to the Debt Settlement Agreements (as defined in the Merger Agreement) into shares of Company Common Stock, at a conversion price equal to seventy five percent (75%) of the lower of the following: (x) the last closing sale price per share for the Company’s Common Stock prior to 4:00 p.m. (New York City time) on the last Trading Day (as defined in the Merger Agreement) prior to the Closing Date (as defined in the Merger Agreement), as reported by Bloomberg (as defined in the Merger Agreement); or (y) the average of the last closing sale price per share for the Company’s Common Stock prior to 4:00 p.m. (New York City time) on each of the five (5) consecutive full Trading Days ending on the last Trading Day immediately prior to such Closing Date, and the assumption of Catheter Options (as defined below).  Because the conversion price of the Catheter Notes depends upon future stock prices for the Company’s common stock, and because the merger consideration will be used to pay down the Catheter Notes prior to any distribution to Catheter equityholders, the amount of merger consideration that will become payable to Catheter stockholders, if any, is not yet known.  In exchange for the forgiveness of the interest accrued but remaining unpaid under the Catheter Notes, under the terms of the Debt Settlement Agreements the holders of Catheter Notes would also be entitled to receive certain royalty rights which would equal, in aggregate 12% per year on Net Sales, if any, of Catheter’s vessel closure device, which is currently under development by Catheter.  For further information regarding the Debt Settlement Agreements, see Catheter’s Management’s Discussion and Analysis filed as Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on September 12, 2022.  Entry into the Debt Settlement Agreements is a condition to the Merger.

As a result of the Merger, (i) Catheter would merge into Second Merger Sub and become a wholly-owned subsidiary of the Company; (ii) upon Closing of the Merger, (A) stakeholders in Catheter immediately prior to the Merger, including Catheter stockholders, the Noteholders and Option holders, would, immediately following Closing, own approximately 79.37% of the economic value of the Post-Merger Combined Company, subject to downwards adjustment as provided in the Merger Agreement to the extent that, and by the amount in which, the Company delivers Net Cash (as defined in the Merger Agreement) greater than $8,000,000; and (B) the Company’s stockholders (together with the holders of any convertible instruments including options and warrants that may be in the money at the time of Closing) immediately prior to the Merger would own approximately 20.63% of the Post-Merger Combined Company as of such time, subject to upwards adjustment as provided in the Merger Agreement to the extent that, and by the amount in which, the Company delivers Net Cash (as defined in the Merger Agreement) greater than $8,000,000; and (iii) the Second Merger Sub, to be renamed Catheter Precision, LLC and which will be wholly-owned by the Post-Merger Combined Company will assume all of Catheter’s assets and liabilities and be the operating entity focused on the current business of Catheter going forward. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. The Merger will be treated by the Company as a reverse merger under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States. For accounting purposes, Catheter is considered to be acquiring the Company in this transaction, and its historical financial statements will be those of the Post-Merger Combined Company following the Merger.

In connection with the Merger, the Company would assume all outstanding options to purchase Catheter Common Stock (“Catheter Options”) whereby immediately prior to the First Effective Time, Catheter Options would cease to represent a right to acquire shares of Catheter Common Stock and would be assumed and converted, at the First Effective Time, into an option to purchase shares of Company Common Stock (such options once assumed and converted, the “Assumed Options”). Certain indebtedness of Catheter that is not converted into shares of Company Common Stock as a result of the Merger will instead be assumed by the Company in connection with the Merger (the “Additional Debt”), as described in Catheter’s Management’s Discussion and Analysis filed as Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on September 12, 2022.

The Merger Agreement provides that the Board of Directors of the Post-Merger Combined Company will consist of David Jenkins and four other directors. Immediately following, and contingent upon the Merger, David Jenkins will join the Company as Executive Chairman and Chief Executive Officer.  Messrs. Jonathan Will McGuire, the current CEO, and Brian Conn, the current interim CFO, have agreed to remain with the Company through the closing of the Merger.  It is a closing condition that Mr. Jenkins will become Executive Chair and receive a compensation package to be negotiated, which will include a base salary of $300,000.  Mr. Jenkins’ appointment to the Board of Directors and his role as Executive Chairman and Chief Executive Officer, together with his compensation package, are subject to approval by the Compensation Committee of the Board of Directors and the Nominating and Corporate Governance Committee of the Board of Directors.

The closing of the Merger is subject to satisfaction or waiver of certain conditions including, among others, (a) Catheter shall have delivered the PPM/Joint Information Statement (as defined in the Merger Agreement) to any Catheter securityholders anticipated to receive shares of Company Common Stock pursuant to the Merger or who are entitled to receive notice that the Catheter stockholders have acted by written consent in lieu of a meeting to approve the Merger and the transactions contemplated by the Merger Agreement, if and when such approval is obtained, and informing all Catheter stockholders that any stockholder who has not approved the Merger is entitled to appraisal rights pursuant to Section 262(d)(2) of the Delaware General Corporate Law, (b) no law or order preventing the closing of the Merger and the related transactions, (c) the HHS Confirmation (as defined in the Merger Agreement) shall continue to be in effect and certain requirements regarding outstanding litigation shall be satisfied, (d) the Company furnishing Net Cash greater than $8,000,000, (e) the entry into the Executive Chairman Agreement (as defined in the Merger Agreement) pursuant to which David Jenkins shall be appointed to the Board of Directors of the Company and shall be paid an annual salary of $300,000, (f) the last closing sale price of the Company’s Common Stock prior to 4:00 p.m. (New York City time) on the last Trading Day (as defined in the Merger Agreement) prior to the Closing is equal to or greater than $0.09, and the average of the last closing sale price of the Company’s Common Stock prior to 4:00 p.m. (New York City time) on each of the five (5) consecutive full Trading Days prior to the Closing is equal to or greater than $0.09, in each case as adjusted for the Reverse Stock Split (as defined in the Merger Agreement), (g) other than the letter dated August 31, 2022 from the NYSE American LLC, the Company shall not have received correspondence from the NYSE American or the staff thereof relating to the delisting, or maintenance of listing, of the Company’s Common Stock on the NYSE American, and Catheter shall have received assurance in form and substance satisfactory to Catheter that the transactions contemplated by the Merger Agreement will not cause the Company to be delisted from the NYSE American, (h) Catheter shall have entered into a Debt Settlement Agreement with each of the holders of Catheter Notes, (i) lock-up agreements have been entered into by and among the Company, Catheter, and certain persons who are directors, officers and/or significant stockholders of either Parent or the Company, (j) the Company shall have sublet or terminated the lease with respect to its corporate headquarters and manufacturing facility, (k) Catheter and the Company shall have received the approval from their respective stockholders necessary to approve the Merger and the transactions contemplated by the Merger Agreement, (l) that the Company has entered into release agreements with certain of its officers and employees relating to existing change of control and severance agreements, and (m) each of the representations and warranties of the Company and Catheter set forth in the Merger Agreement shall have been true as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have a Parent Material Adverse Effect (as defined in the Merger Agreement) with respect to Parent, or a Material Adverse Effect (as defined in the Merger Agreement) with respect to Catheter.

The Merger Agreement contains certain customary termination rights, including, (a) the right of the parties to terminate the Merger Agreement by mutual written consent, (b) the right of either party to terminate the Merger Agreement if the Merger has not occurred by December 31, 2022, (c) the right of either party to terminate the Merger Agreement due to a material breach by the other party of any of its representations, warranties or covenants which would result in the closing conditions not being satisfied, subject to certain conditions, (d) the right of Catheter to terminate the Merger Agreement if any of the closing conditions are not capable of being satisfied, and (e) the right of either party to terminate the Merger Agreement if a court of competent jurisdiction or other governmental body issues a final and non-appealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and related transactions.

Pursuant to the terms of the Merger Agreement, the Company is obligated to take any and all additional action necessary under applicable law to call, give notice of and hold a meeting of its stockholders, using commercially reasonable efforts to hold such stockholder meeting within sixty (60) days of the date of the Merger Agreement, to consider and vote to approve, among other matters, (a) the Merger, and (b) the issuance of the shares of Company Common Stock pursuant to the terms of the Merger Agreement (collectively, the “Parent Stockholder Matters”). In connection with the Merger, the Company intends to file a proxy statement with the Securities and Exchange Commission (“SEC”), with respect to the Parent Stockholder Matters (the “Proxy Statement”).

The Company is also obligated to use commercially reasonable efforts to file a registration statement covering the resale of the shares of the Company Common Stock issuable pursuant to the Merger Agreements no later than sixty (60) days following the Closing Date and cause the registration statement to become effective no later than ninety (90) days after the filing of such registration statement. Furthermore, the Company is obligated to file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of the Company’s Common Stock subject to the Assumed Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Options remain outstanding and are required to be registered. The Company is also obligated to use reasonable efforts to raise sufficient funds to enable it to satisfy the requirement that it provide Net Cash greater than $8,000,000 at Closing.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to our Current Report on Form 8‑K filed with the SEC on September 12, 2022.

Warrant Repricing

On July 22, 2022, we reduced the exercise price of all outstanding warrants, consisting of Series A and Series B warrants that were issued in the February 2022 public offering, from $0.50 per share to $0.28 per share, or the Warrant Repricing. Following the Warrant Repricing, we entered into warrant inducement offer letters, or the Inducement Letters, with certain investors to immediately exercise all of the Series A and Series B warrants held by such investors. In response to the Inducement Letters, investors exercised approximately 22.2 million Series A warrants and no Series B warrants. Investors who exercised their Series A warrants received Series C warrants to purchase 100% of the shares exercised pursuant to the Series A warrants with an exercise price of $0.28 per share and a term of five years. We received net proceeds of approximately $5.5 million, after issuance costs of $0.7 million, from the exercises of the Series A warrants. The Series C warrants and the shares underlying the Series C warrants are unregistered and were issued in a private placement pursuant to Section 4(a)(2) of the Securities Act.

The Warrant Repricing resulted in an immediate and incremental increase of approximately $2.3 million in the estimated fair value of the Series A warrants and Series B warrants. Based on the Black-Scholes valuation model, we estimated the fair value of the Series C warrants issued to be approximately $2.3 million.

For more detailed information regarding the warrant repricing and associated costs and fees, see our Form 10-Q filed on August 15, 2022.

Company Information

Our principal executive offices are located at 2070 Las Palmas Drive, Carlsbad, California 92011 and our telephone number is (760) 804-1648 or (877) 635-1800 toll-free. Our corporate website address is www.ramed.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and is not considered part of, this filing. You should not rely on any such information in making your decision whether to purchase our common stock. We make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Common stock offered by selling stockholders

Up to 22,202,503 shares of common stock, that are issuable upon the exercise of the Series C warrants that were privately issued pursuant to the Inducement Letters, upon closing of the Warrant Repricing.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Offering Price	The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. See “Plan of Distribution.”

Risk factors

You should read the “Risk Factors” section included in this prospectus, and the risk factors incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

NYSE American symbol	“RMED”

The selling stockholders named in this prospectus may offer and sell up to 22,202,503 shares of our common stock. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders for offer and resale, we are referring to the shares of common stock issued pursuant to the exercise of Series C Warrants issued in the Warrant Repricing. When we refer to the selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the risks and uncertainties discussed under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the risk factors set forth under “Risk Factors” in our most recent Annual Report on Form 10-K, as amended, in our most recent Quarterly Report on Form 10-Q, and filed as exhibits 99.7 and 99.8 to our Current Report on Form 8-K filed with the SEC on September 12, 2022, which are incorporated by reference into this prospectus and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, and the risk factors and other information contained in any applicable prospectus supplement, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties we describe in the documents incorporated by reference herein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial could materially adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement or free writing prospectus and our SEC filings that are incorporated by reference into this prospectus and any applicable prospectus supplement or free writing prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, and such statements are subject to the “safe harbor” created by those sections. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and therefore, you are cautioned not to place undue reliance on them. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of our management, as well as assumptions made by, and information currently available to management. No forward-looking statement can be guaranteed, and our actual results could differ materially from those projected or discussed in our forward-looking statements for many reasons, including those risks. Given these uncertainties, readers should not place undue reliance on our forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Such factors may be amplified by global events such as the COVID-19 pandemic and the geopolitical tensions related to Russia’s actions in Ukraine and the potential impact on our business and the global economy. We disclaim any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about competition from larger and more established companies in our markets, our ability to successfully grow our business and legislative, regulatory and economic developments, including changing business conditions in the industries in which we operate and the economy in general as well as financial performance, Catheter’s expectations with respect to its business and product development, expectations regarding the Merger, and expectations of our existing and prospective customers. Additional factors that may affect our future results are set forth in filings that we make with the SEC from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2021, as amended, our Quarterly Report on Form 10-Q for the period ended June 30, 2022, and our Current Report on Form 8-K, filed with the SEC on September 12, 2022, which are available on the SEC’s website at www.sec.gov, as well as factors discussed under the “Risk Factors” section of this prospectus.

Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions, and projections about the business and future financial results of the medical device industry, and other legal, regulatory and economic developments. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “intend,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” “continue,” “likely,” and similar expressions (including their use in the negative) intended to identify forward-looking statements although not all forward-looking statements contain these identifying words. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the documents we have filed with the SEC.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in the “Risk Factors” section, our Annual Report on Form 10-K, as amended, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed by us from time to time with the SEC. See “Where You Can Find Additional Information” beginning on page 17 of this prospectus.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our common stock described in the section entitled “Selling Stockholders” to resell such shares. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale or other disposition of shares of our common stock held by the selling stockholders. The selling stockholders will receive all of the proceeds from this offering.

The selling stockholders will pay any discounts, commissions, fees of underwriters, selling brokers or dealer managers and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, printing fees, NYSE American listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition of up to 22,202,503 shares of our common stock by the selling stockholders named below, and their donees, pledgees, transferees or other successor-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer (collectively, the “selling stockholders”). On July 22, 2022, the closing date of the Warrant Repricing, we issued 22,202,503 Series C Warrants to purchase 22,202,503 shares of our common stock to the selling stockholders. See “Prospectus Summary—Warrant Repricing.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholders as of September 13, 2022. The information in the table below with respect to the selling stockholders has been obtained from the respective selling stockholders. The selling stockholders may sell all, some or none of the shares of common stock subject to this prospectus. See “Plan of Distribution” as it may be supplemented and amended from time to time. We do not know how long the selling stockholders will hold the shares before selling them, and except as set forth below under “Relationship with Selling Stockholders,” we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares.

The table below includes for each selling stockholder (i) all shares of our common stock beneficially held by such selling stockholder as of September 13, 2022, (ii) the number of shares of our common stock that may be offered under this prospectus, and (iii) the number and percentage of our common stock beneficially owned by the selling stockholders assuming all of the shares of our common stock registered hereunder are sold. The table below and footnotes assume that the selling stockholders will sell all of the shares listed. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long the selling stockholders will hold the shares before selling them, or if they will ever exercise any of their Series C Warrants to acquire shares. The percentages of shares owned after the offering are based on 76,711,701 shares of common stock outstanding as of September 13, 2022, which includes the shares of common stock offered by this prospectus and assumes that all Series C Warrants have been exercised.

The number of shares of common stock into which the Warrants are convertible is limited to that number of shares of common stock which would result in the stockholder, together with its affiliates, having an aggregate beneficial ownership of no more than 4.99% or 9.99% of the total issued and outstanding shares of common stock, as elected by each warrant holder (the “4.99% Blocker” or the “9.99% Blocker”, as applicable).  The numbers shown in the table do not reflect operation of the 4.99% Blocker or the 9.99% Blocker.

Additionally, the Company plans to obtain stockholder approval at a special meeting to be held on September 20, 2022 of the issuance of common stock in excess of 19.99% of the issued and outstanding common stock as of July 22, 2022 upon conversion of the below listed warrants. The numbers shown in the table below assume that the Company will obtain such stockholder approval.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered (1)	Shares of Common Stock to be Beneficially Owned After Offering (2)
Name of Selling Stockholder	Number	Offered	Number	Percentage
Armistice Capital Master Fund Ltd. (3)(4)	16,580,317	8,001,270	8,579,047	10.06%
Bigger Capital Fund, LP(5)	3,590,673	1,400,500	2,190,173	2.78%
District 2 Capital Fund LP(6)	1,223,274	599,637	623,637	0.81%
FGP Protective Opportunity Master Fund SP(7)	2,775,390	2,775,390	—	—
Hudson Bay Master Fund Ltd.(8)(9)	2,444,594	1,200,075	1,244,519	1.60%
Intracoastal Capital LLC(10)(11)	2,475,610	825,000	1,650,610	2.11%
Iroquois Capital Investment Group, LLC (12)	1,920,252	200,000	1,720,252	2.19%
Iroquois Master Fund, Ltd.(13)	3,027,679	300,000	2,727,679	3.43%
L1 Capital Global Opportunities Master Fund(14)	1,000,035	1,000,035	—	—
Lincoln Park Capital Fund, LLC(15)	3,877,845	1,400,115	2,477,730	3.13%
Lind Global Fund II(16)	2,000,236	1,000,118	1,000,118	1.29%
Lind Global Macro Fund LP(17)	2,000,234	1,000,117	1,000,117	1.29%
Sabby Volatility Warrant Master Fund, Ltd. (18) (19)	4,859,829	2,000,246	2,859,583	3.59%
S.H.N. Financial Investments Ltd. (20)	500,000	500,000	—	—
Total:	48,275,968	22,202,503	26,073,465	32.27%

(1)

The number of shares of our common stock in the column “Number of Shares of Common Stock Being Offered” represents all of the shares of our common stock that a selling stockholder may offer and sell from time to time under this prospectus.

(2)

We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or might sell all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because, except as set forth elsewhere in this prospectus, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.  For each selling stockholder, we have assumed exercise in full of the Series C Warrants held by all selling stockholders.

(3)

Consists of the (i) 8,001,270 shares of Common Stock underlying 8,001,270 Series B Common Stock Warrants, (ii) 8,001,270 shares of Common Stock underlying the 8,001,270 Series C Common Stock Warrants, and (iii) 577,777 shares of Common Stock underlying 577,777 additional warrants.

(4)

The shares of Common Stock are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital.  Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein.  The warrants are each subject to a 4.99% beneficial ownership limitation, which prohibits the Master Fund from exercising any portion of them if, following such exercise, the Master Fund’s ownership of our Common Stock would exceed such limitation. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(5)

Consists of the (i) 1,400,500 shares of Common Stock underlying 1,400,500 Series B Common Stock Warrants, (ii) 1,400,500 shares of Common Stock underlying the 1,400,500 Series C Common Stock Warrants, (iii) 136,098 shares of Common Stock underlying 136,098 additional warrants, and (iv) 653,575 shares of Common Stock.

(6)

Consists of the (i) 599,637 shares of Common Stock underlying 599,637 Series B Common Stock Warrants, (ii) 599,637 shares of Common Stock underlying the 599,637 Series C Common Stock Warrants, and (iii) 24,000 shares of Common Stock underlying 24,000 additional warrants.

(7)	Consists of the 2,775,390 shares of Common Stock underlying 2,775,390 Series B Common Stock Warrants.

(8)

Consists of the (i) 1,200,075 shares of Common Stock underlying 1,200,075 Series B Common Stock Warrants, (ii) 1,200,075 shares of Common Stock underlying the 1,200,075 Series C Common Stock Warrants, and (iii) 44,444 shares of Common Stock underlying 44,444 additional warrants.

(9)

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(10)

Consists of the (i) 673,000 shares of Common Stock, (ii) 825,000 shares of Common Stock underlying 825,000 Series B Common Stock Warrants, (iii) 825,000 shares of Common Stock underlying 825,000 Series C Common Stock Warrants, and (iv) 152,610 shares of Common Stock underlying 152,610 additional warrants.

(11)

Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

(12)

Consists of the (i) 760,126 shares of Common Stock underlying 760,126 Series A Common Stock Warrants, (ii) 960,126 shares of Common Stock underlying 960,126 Series B Common Stock Warrants, and (iii) 200,000 shares of Common Stock underlying the 200,000 Series C Common Stock Warrants.

(13)

Consists of the (i) 1,140,189 shares of Common Stock underlying 1,140,189 Series A Common Stock Warrants, (ii) 1,440,189 shares of Common Stock underlying 1,440,189 Series B Common Stock Warrants, (iii) 300,000 shares of Common Stock underlying the 300,000 Series C Common Stock Warrants, and (iv) 147,301 shares of Common Stock underlying 147,301 additional warrants.

(14)	Consists of the 1,000,035 shares of Common Stock underlying the 1,000,035 Series C Common Stock Warrants.
(15)

Consists of the (i) 1,400,115 shares of Common Stock underlying 1,400,115 Series B Common Stock Warrants, (ii) 1,400,115 shares of Common Stock underlying the 1,400,115 Series C Common Stock Warrants, and (iii) 1,077,615 shares of Common Stock.

(16)

Consists of the (i) 1,000,118 shares of Common Stock underlying 1,000,118 Series B Common Stock Warrants, and (ii) 1,000,118 shares of Common Stock underlying the 1,000,118 Series C Common Stock Warrants held by Lind Global Fund II, LP.

(17)

Consists of the (i) 1,000,117 shares of Common Stock underlying 1,000,117 Series B Common Stock Warrants, and (ii) 1,000,117 shares of Common Stock underlying the 1,000,117 Series C Common Stock Warrants held by Lind Global Macro Fund LP.

(18)

Consists of the (i) 2,000,246 shares of Common Stock underlying 2,000,246 Series B Common Stock Warrants, (ii) 2,000,246 shares of Common Stock underlying the 2,000,246 Series C Common Stock Warrants, (iii) 682,194 shares of Common Stock, and (iv) 177,143 shares of Common Stock underlying additional warrants.

(19)

Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein.

(20)	Consists of the 500,000 shares of Common Stock underlying 500,000 Series C Common Stock Warrants.

Relationship with Selling Stockholders

As discussed in greater detail above under the section “Prospectus Summary—Warrant Repricing,” on July 22, 2022, we entered into the Inducement Letters pursuant to which we issued shares of common stock to the selling stockholders. The selling stockholders or their transferees may be selling stockholders in this transaction.

Plan of Distribution

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. The Company will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements of the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

Pursuant to the Inducement Letters, we have agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to be declared effective by the SEC as soon as practicable, and to keep the registration statement continuously effective under the Securities Act until the earlier of (1) such time as all of the shares covered by this prospectus have been sold by the selling stockholders or (2) the date that all the shares become eligible for resale under the Securities Act without restriction thereunder.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, P.C. will pass upon the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements incorporated by reference in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as amended, have been audited by Haskell & White LLP, the Company’s independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. The report of Haskell & White LLP includes an explanatory paragraph that expresses substantial doubt regarding the Company’s ability to continue as a going concern. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements as of December 31, 2020 and for the year then ended, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Catheter Precision, Inc., incorporated in this prospectus by reference in Exhibit 99.4 to our Current Report on Form 8-K filed on September 12, 2022, have been audited by WithumSmith+Brown, PC, Catheter’s independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. The report of WithumSmith+Brown, PC includes an explanatory paragraph relating to Catheter’s ability to continue as a going concern. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We make available, free of charge, through our investor relations website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, statements of changes in beneficial ownership of securities and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The address for our website is www.ramed.com. The contents on our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our securities. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act (other than current reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K):

•	our Annual Report on Form 10-K (excluding Item 15) for the year ended December 31, 2021, filed with the SEC on March 24, 2022;
•	our Annual Report on Form 10-K/A for the year ended December 31, 2021, filed with the SEC on July 13, 2022;
•

the information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2021, from our Definitive Proxy Statement related to our 2022 Annual Meeting of Stockholders, filed with the SEC on April 21, 2022;

•

our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 16, 2022, and for the quarterly period ended June 30, 2022, filed with the SEC on August 15, 2022;

•

our Current Reports on Form 8-K filed with the SEC on January 24, 2022, February 9, 2022, April 20, 2022, May 16, 2022 (excluding information furnished thereunder), June 6, 2022, July 8, 2022 (excluding information furnished thereunder), July 18, 2022, July 22, 2022, as amended on September 2, 2022, August 12, 2022, August 17, 2022, September 2, 2022 and September 12, 2022;

•	our Definitive Proxy Statement related to the Special Meeting of Stockholders scheduled to take place on September 20, 2022, filed with the SEC on August 29, 2022; and
•

the description of our common stock contained in our Registration Statement on Form 8-A that we filed with the SEC on December 17, 2020, including any amendment or report filed for the purpose of updating such description.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after September 15, 2022 and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any current report on Form 8-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus. You may also access this information on our website at www.ramed.com by viewing the “Financials & Filings” subsection of the “Investors” menu. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Ra Medical Systems, Inc.

2070 Las Palmas Drive

Carlsbad, CA 92011

760-804-1648